Exhibit (j)
                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A (the "Registration Statement") of Value Equity Trust comprised of Scudder Large Company Value Fund, of our report dated September 12, 2000, on the financial statements and financial highlights appearing in the July 31, 2000 Annual Report to the Shareholders of Scudder Large Company Value Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Administrative Fee" and "Experts" in the Statement of Additional Information.







/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 29, 2000